Exhibit 5

December 15, 2003

Commercial Net Lease Realty, Inc.
450 South Orange Avenue
Suite 900
Orlando, FL 32801

     Re: Commercial Net Lease Realty, Inc.

Ladies and Gentlemen:

     We have acted as counsel to Commercial Net Lease Realty, Inc., a Maryland corporation (the “Company”), in connection with the registration on Form S-3 (the “Registration Statement”), of the resale of up to 953,551 shares of common stock, par value $0.01 per share (the “Common Stock”), by the Retirement Plan for Chicago Transit Authority Employees (“CTA”), which shares were issued to CTA in exchange for limited partnership interests in Net Lease Institutional Realty, L.P.

     In our capacity as counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Common Stock. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments as we have deemed necessary or appropriate for purposes of this opinion. Among such documents are the Registration Statement, the First Amended and Restated Articles of Incorporation of the Company certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “Charter”), the by-laws of the Company (the “By-laws”), and resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) in connection with the issuance and delivery of the Common Stock to CTA and other matters contemplated by the Registration Statement.

     In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopies, photostatic or reproduced copies.

     In connection with the opinions expressed below, we have assumed that, at and prior to the time of the issuance of the Common Stock to CTA and the sale of the

Commercial Net Lease Realty, Inc.
December 15, 2003

Common Stock pursuant to the Registration Statement, (i) the Resolutions of the Board of Directors referred to herein have not been amended, modified or rescinded, (ii) the Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, and (iii) there has not occurred any change in law materially adversely affecting the power of the Company to issue or deliver the Common Stock, the resale of the Common Stock or the validity of the Common Stock. We have also assumed that the sale or delivery of the Common Stock will not at the time of sale or delivery violate or conflict with (1) the Charter or the Bylaws, (2) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company is a party or by which the Company is then bound, or (3) any law or regulation or any decree, judgment or order applicable to the Company. We have further assumed that the number of shares of Common Stock to be sold and delivered pursuant to the Registration Statement does not exceed the amount of such class of capital shares authorized in the Charter, as then amended, restated or supplemented, and unissued at such time.

     Subject to the foregoing and the other matters set forth herein, it is our opinion, as of the date hereof, that the Company had the authority, pursuant to its Charter, to issue and deliver the Common Stock to CTA pursuant to the terms of that certain Limited Partnership Agreement of Net Lease Institutional Realty, L.P. by and between CTA and Net Lease Realty III, Inc., dated as of August 25, 1997 (the “Agreement”). Upon adoption by the Board of Directors of a resolution in form and content as required by applicable law, and upon issuance and delivery of such shares in the manner contemplated by Agreement, the Common Stock was validly issued, fully paid and nonassessable.

     We consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein.

Very truly yours,

/s/ SHAW PITTMAN LLP

SHAW PITTMAN LLP